Exhibit 3.1.a
Certificate of Limited Partnership Pursuant to Article 6132a-1
Article 1 — Name of Limited Partnership
The name of the limited partnership is: Sabine Production Partners, LP
The name must contain the words “Limited Partnership,” or “Limited,” or the abbreviation “L.P.,” “LP,” or “Ltd.” as the last words or letters of its name. The name must not be the same as, deceptively similar to or similar to that of an existing corporation, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for “name availability” is recommended.
Article 2 — Principal Office
The address of the principal office in the United States where records are to be kept or made available is set forth below:
210 West Sixth Street, Suite 1206, Fort Worth, TX, USA 76102
Article 3 — Registered Agent and Registered Office (Select and complete either A or B and complete C)
☐ A. The initial registered agent is an organization (cannot be limited partnership named above) by the name of:
OR
☑ B. The initial registered agent is an individual resident of the state whose name is set forth below:
Name:
Stephen R. Robinson
The business of the registered agent and the registered office address is:
Street Address:
512 Main Street
Suite 903, Fort Worth, TX 76102
Article 4 — General Partner Information
The name, street address, and the mailing address of the business or residence of each general partner is as follows:
General Partner 1: (Business Name)
Sabine Production Management LLC

Street Address:
210 West Sixth Street
Suite 1206, Fort Worth, TX, USA 76102
Supplement Provisions / Information
[The attached addendum, if any, is incorporated herein by reference.]
Effective Date of Filing
☑ A. This document will become effective when the document is filed by the secretary of state.
OR
☐ B. This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is:
Name Reservation Document Number
Execution
The undersigned sign this document subject to the penalties imposed by law for the submission of a false or fraudulent document.
Signature of General Partner 1: Sabine Production Management, LLC, by Haddock Enterprises, LLC, by Gerald W. Haddock, President

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